Exhibit H(3)(a)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Icon Funds

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 24th day of September, 2012, between Icon Funds (the “Fund”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). In accordance with Section 15.2 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated April 22, 2005, as amended (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated September 24, 2012;

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “September 24, 2012 Amendment”) except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ICON FUNDS	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

Name:	Name:	Tracy W. Shelby
Managing Director
Title:	Title:	U.S. Mutual Fund Transfer Agency Services

SCHEDULE A

Dated: September 24, 2012

ICON Asia-Pacific Region Fund

ICON Bond Fund

ICON Consumer Discretionary Fund

ICON Consumer Staples Fund

ICON Fund

ICON Risk-Managed Equity Fund

ICON Energy Fund

ICON Equity Income Fund

ICON Europe Fund

ICON Financial Fund

ICON Healthcare Fund

ICON Industrials Fund

ICON Information Technology Fund

ICON International Equity Fund

ICON Long/Short Fund

ICON Materials Fund

ICON Opportunities Fund

ICON Utilities Fund